POWER OF ATTORNEY

The undersigned directors of Barrett Opportunity Fund, Inc. (the “Corporation”) a Maryland Corporation, hereby appoint E. Wells Beck, Robert J. Milnamow, Madeleine Morreale, Peter Shriver, and John Youngman, each individually with power of substitution or resubstitution, as attorneys-in-fact and agents (each, an “Attorney-in-Fact”) with the power and authority to do any and all acts and things and to execute any and all instruments which said Attorney-in-Fact may deem necessary or advisable in furtherance of the business and affairs of the Corporation and relating to compliance by the Corporation with the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (hereafter “Acts”), and any rules, regulations or requirements of the Securities and Exchange Commission (hereafter “SEC”) in respect thereof, filing by the Corporation of any and all Registration Statements on Form N-14 or Form N-1A pursuant to the Acts and any amendments thereto, including applications for exemptive orders, rulings or filings of proxy materials (together “SEC filings”), signing in the name and on behalf of the undersigned as a director of the Corporation any and all such SEC filings, and the undersigned does hereby ratify and confirm all that said Attorneys-in-Fact shall do or cause to be done by virtue thereof.

The undersigned hereby execute this Power of Attorney as of this 21st day of April, 2016.

/s/ Barry Handel Barry Handel	Director
/s/ William J. Morris, Jr. William J. Morris, Jr.	Director
/s/ Rosalind A. Kochman Rosalind A. Kochman	Director
/s/ David H. Kochman David H. Kochman	Director